Exhibit 99.2

Company Release - 05/03/2004 11:39

Seacoast Financial Announces Final Election Results for Abington Acquisition

NEW BEDFORD, Mass.—(BUSINESS WIRE)—May 3, 2004—Seacoast Financial Services Corporation (NASDAQ: SCFS), holding company for CompassBank and Nantucket Bank, announced today the final election results for holders of Abington Bancorp, Inc. common stock in connection with Seacoast’s acquisition of Abington, which was completed on Thursday, April 29, 2004.

Abington stockholders were given the option to elect to receive cash, shares of Seacoast common stock or a combination of cash and shares of Seacoast stock, subject to proration and allocation procedures designed to ensure that 75% of the shares of Abington stock were exchanged for shares of Seacoast stock and 25% exchanged for cash.

Based on total elections, Abington stockholders who elected to receive Seacoast stock for their shares of Abington stock will receive Seacoast stock for approximately 81.25% of their shares of Abington stock (at the exchange rate of 1.4468 shares of Seacoast stock for each share of Abington stock) and cash (at the rate of $34.00 per share of Abington stock) for the remaining 18.75% of their shares of Abington stock. Holders of Abington stock who made (i) an election to receive cash or (ii) did not make a valid election prior to the election deadline will receive $34.00 in cash for each share of Abington stock that they own. This means that Seacoast will issue approximately 4,394,712 shares of common stock and pay $34.43 million for all of Abington’s outstanding shares of common stock.

Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.

CONTACT:	Seacoast Financial Services Corporation
James R. Rice, 508-984-6102

SOURCE:	Seacoast Financial Services Corporation